                                                                   EXHIBIT 3.1HH


                               ARTICLES OF MERGER


         The undersigned corporations, pursuant to the provisions of Section 22-1004 of the Georgia Business Corporation Code, as amended, hereby execute the following Articles of Merger:

                                   ARTICLE ONE

         The Plan of Merger pursuant to which Kem Manufacturing Corporation, a Georgia corporation, (the "Merging Corporation") is to merge with and into CNK Corporation, a Georgia corporation, as the surviving corporation (the "Surviving Corporation,"), with the name of the Surviving Corporation to be changed to "Kem Manufacturing Corporation", is attached hereto as Exhibit "A" and incorporated herein by reference.

                                   ARTICLE TWO

         As to each of the Merging Corporation and the Surviving Corporation, the affirmative vote of the holders of a majority of the shares of each class entitled to vote thereon is required to adopt the Plan of Merger. On the respective dates of submission of the Plan of Merger to the shareholders of the Merging Corporation and the sole shareholder of the Surviving Corporation, 982,330 shares of Common Stock of the Merging Corporation were outstanding and entitled to vote thereon and 5,000 shares of Common Stock of the Surviving Corporation were outstanding and entitled to vote thereon. The Plan of Merger was adopted by the affirmative vote of the holders of 100% of the outstanding shares of Common Stock of the Merging Corporation and by the affirmative vote of the holder of 100% of the outstanding shares of Common Stock of the Surviving Corporation.

         IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Merger to be executed in its name by its President and attested by its Secretary, this 13th day of May, 1976.


                              KEM MANUFACTURING CORPORATION




                              By: /s/ [signature]
                                  -----------------------------
                                  President





                              CNK CORPORATION




                              By: /s/ [signature]
                                  -----------------------------
                                  President

                                 PLAN OF MERGER

                                       OF

                          KEM MANUFACTURING CORPORATION

                             A Georgia Corporation

                                  WITH AND INTO

                                 CNK CORPORATION
                              A Georgia Corporation

                               UNDER THE NAME OF

                         KEM MANUFACTURING CORPORATION


                                   ARTICLE I

                          NAMES OF MERGING CORPORATION




         The merging corporations are KEM MANUFACTURING CORPORATION ("KEM"), a Georgia corporation, and CNK CORPORATION ("CNK"), a Georgia corporation. Said corporations are hereinafter sometimes collectively referred to as the "merging corporations".


                                   ARTICLE II


                            THE SURVIVING CORPORATION


         The corporation which shall survive the merger provided for herein (the "Surviving Corporation") shall be CNK. The name of the Surviving Corporation shall be "KEM MANUFACTURING CORPORATION."

                                   ARTICLE III

                                EFFECT OF MERGER


         The merger herein provided for shall be effected in accordance with, and be subject to, the provisions of the applicable statutes of the State of Georgia. The effect of the merger shall be that provided herein and in Chapter 22-10 of the Georgia Business Corporation Code, as amended.


                                   ARTICLE IV

                                 EFFECTIVE DATE


         The merger herein provided for shall become effective (the "Effective Date") upon the completion of the following actions:

         (a) The conditions contained in Sections 6 and 7 of an Agreement between Crompton & Knowles Corporation, a Massachusetts corporation ("Crompton"), Kem and CNK, dated as of March 27, 1976 (the "Agreement"), shall have been complied with.

         (b) This Plan of Merger shall have been adopted by the votes of the stockholders of Kem and CNK in accordance with the requirements of the laws of the State of Georgia.

         (c) The Articles of Merger required by the provisions of ss22-1004 of the Georgia Business Corporation Code shall have been executed by each of the merging corporations and said Articles of



                                      (2)

Merger so executed, shall have been presented to a Judge of the Superior Court of the county where the registered office of the Surviving Corporation is located, such Judge shall have passed an order declaring the merger granted and the Articles of Merger, with such order thereon, shall have been delivered to the Clerk of the Superior Court of the county where the registered office of the Surviving Corporation is located, all as provided in ss22-1004 of the Georgia Business Corporation Code.


                                    ARTICLE V

                      CHANGES IN ARTICLES OF INCORPORATION




         On the Effective date of the merger, the Articles of Incorporation of the Surviving Corporation shall be automatically amended as a result of the merger to change the name of the Surviving Corporation to Kem Manufacturing Corporation. No other changes in the Articles of Incorporation of the Surviving Corporation shall be effected by the merger, and the Articles of Incorporation of CNK, as so amended, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation.


                                   ARTICLE VI


         The terms and conditions of the merger and the manner and basis of converting the shares of each merging corporation into


                                      (3)
shares of the Surviving Corporation or securities of any other corporation are as follows:

         (a) The Bylaws of CNK in effect immediately prior to the Effective Date shall continue to be the Bylaws of the Surviving Corporation until altered, amended, or repealed in the manner provided by law, the Articles of Incorporation, or said Bylaws.

         (b) The Board of Directors of the Surviving Corporation upon the Effective Date shall consist of all the persons who were Directors of CNK immediately before the Effective Date. Any vacancy in the Board of Directors, whether existing on the Effective Date or thereafter, shall be filled as provided in the Bylaws of the Surviving Corporation.

         (c) The officers of the Surviving Corporation upon the Effective Date shall consist of all the persons who were officers of CNK immediately before the Effective Date. Any vacancy in any office, whether existing on the Effective Date or thereafter, shall be filled as provided in the Bylaws of the Surviving Corporation.

         (d) on the Effective Date of the merger:

            1. The shares of Common Stock of CNK then outstanding shall not be converted as a result of the merger but shall remain outstanding as shares of common stock of the Surviving Corporation.

            2. The shares of Common Stock of Kem which are outstanding (other than treasury shares, if any, which shall forthwith cease to exist and be cancelled) shall, by virtue of the merger and without any action on the part of the holder thereof, become and be


                                      (4)
exchanged for and converted into (i) an aggregate of 38,750 shares of 6% Preferred Stock (stated value, $100 per share) of Crompton; (ii) an aggregate of 38,750 shares of 8% Preferred Stock (stated value, $100 per share) of Crompton;
(iii) one additional share of such 8% Preferred Stock of Crompton for each $100 by which the tangible book value of Kem at March 27, 1976 shall exceed the sum of $6,750,000, up to a maximum of an aggregate of 2,500 of such additional shares, and (iv) up to a maximum of an aggregate of 30,000 shares of 4% Preferred Stock (stated value, $100 per share) of Crompton to be issued in accordance with the provisions of Exhibit A attached hereto. Pursuant to the terms of the Agreement, Crompton will issue and deliver to CNK such number of shares of Preferred Stock of Crompton as may be necessary to effect such conversion of Kem shares. Each holder of shares of Common Stock of Kem shall be entitled to receive shares of each of said series of Preferred Stock of Crompton in proportion to the number of outstanding shares of Common Stock of Kem held by him on the Effective Date.

         (f) After the Effective Date of the merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock of Kem shall surrender the same, duly endorsed and executed as the surviving Corporation may require,


                                      (5)
to the Surviving Corporation for cancellation, and such holder shall be entitled upon such surrender to receive in exchange therefor certificates representing the whole number of shares of each series of Preferred Stock of Crompton into which the stock of Kem previously represented by the certificate or certificates so surrendered shall have been converted as aforesaid. Until so surrendered, each such outstanding certificate shall be deemed for all corporate purposes to evidence the ownership of the whole number of shares of each series of Preferred Stock of Crompton to which the holder thereof shall be entitled; provided, however, that no dividends declared with respect to any series of Preferred Stock of Crompton shall be paid to the holder of any unsurrendered certificate until such certificate has been surrendered, at which time the holder shall be paid the amount of dividends, without interest, which theretofore became payable with respect to the whole number of shares of each series of Preferred Stock of Crompton evidenced by such certificate.

         (f) When the merger becomes effective, the holders of certificates for Common Stock of Kem outstanding on the Effective Date shall cease to have any rights with respect to such stock, and their sole rights shall be with respect to the shares of each series of Preferred Stock of Crompton into which their shares of Common Stock of Kem shall have been converted by the merger.

         (g) No fractional shares of 6% Preferred Stock or 8% Preferred Stock shall be issued to represent any fractional share


                                      (6)
interests in 6% Preferred Stock or 8% Preferred Stock, and such fractional share interests shall not entitle the holders thereof to vote, to receive dividends, or to exercise any other right of a stockholder with respect to such fractional interest. Instead, CNK shall pay to each holder of any outstanding certificate surrendered to the Surviving Corporation cash equivalent to $100 multiplied by such fractional interest.

         (h) On the Effective Date of the merger, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, as well of a public as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest in or belonging to or due to each of such corporations, shall be vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the merging corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon any property of either of said merging corporations shall be preserved uhimpaired, and all debts, liabilities, obligations and duties of the respective merging corporations shall thenceforth attach to the Surviving Corporation and may be enforced against


                                      (7)
it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall consider or be advised that any further assignments, assurances in law, or other acts or instruments are necessary or desirable to vest, perfect, or confirm in the Surviving Corporation the title to any property or rights of the merging corporations, the merging corporations and their proper officers and Directors shall and will do all such acts and things as may be necessary or proper to vest, perfect, or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Plan of Merger.

         (i) This Plan of Merger may be terminated and the merger abandoned so long as Articles of Merger have not been filed with the Clerk of Superior Court of the county where the registered office of the Surviving Corporation is located, either by mutual consent of the Boards of Directors of both merging corporations, or by the Board of Directors of one of the merging corporations under the terms and conditions provided in the Agreement. In the event of termination of this plan of Merger by either of the merging corporations as provided in this Section (i), notice thereof shall forthwith be given to the other merging corporation. In such event, or in the event of termination of this Plan of Merger by mutual consent of the Boards of Directors of both merging corporations, both Boards shall direct their officers not to file Articles


                                      (8)
of Merger with the Clerk of Superior Court of the county where the registered office of the Surviving Corporation is located, notwithstanding, in the case of Kem, favorable action by its shareholders.

         (j) This Plan of Merger may be amended or modified in whole or, in any part (i) at any time prior to the vote of the shareholders of Kem hereon by the respective Boards of Directors of the merging corporations and (ii) at any time after the vote of the shareholders of Kem hereon by the respective Boards of Directors of the merging corporations and such approval by the shareholders of Kem as is required by law.



                                      (9)

                                                                  Exhibit A
                                                              to Plan of Merger
                                                              -----------------


                     Contingent Issue of 4% Preferred Stock
                        of Crompton & Knowles Corporation
                     --------------------------------------

         l. Contingent Shares. As provided in the Plan of Merger (the "Plan of Merger") between Kem Manufacturing Corporation ("Kem") and CNK Corporation ("CNK"), to which this is an Exhibit, holders of shares of common stock of Kem outstanding on the Effective Date of the merger (the "Kem Stockholders") may be entitled to receive, and CNK shall deliver, in addition to the shares of 6% Preferred Stock and 8% Preferred Stock of Crompton to be exchanged far their shares of common stock of Kem upon such Effective Date, up to a maximum of 30,000 shares of 4% Preferred Stock of Crompton (the "Contingent Shares") determined with reference to the Earnings of the "Surviving Corporation" (as defined in the Plan of Merger) during the five fiscal years thereof beginning March 28, 1976, and ending December 28, 1980, as follows:

            (a) If the Earnings (as hereinafter defined) of the Surviving Corporation in any fiscal year listed in the table set forth in paragraph (f) below, shall be less than the Minimum Earnings for such fiscal year in such table, no Contingent Shares shall be delivered to the Kem stockholders for such fiscal year;

            (b) If the Earnings of the Surviving Corporation in any fiscal year listed in such table shall exceed the Maximum Earnings for such fiscal year in such table, an aggregate of 6,000 Contingent Shares shall be delivered to the Kem Stockholders for such fiscal year;

            (c) If the Earnings of the Surviving Corporation in any fiscal year listed in such table shall be more than the Minimum Earnings for such fiscal year but less than the Maximum Earnings for such fiscal year, the number of Contingent Shares to be delivered to Kem stockholders for such fiscal year shall be determined by (i) dividing the amount of the Earnings for such fiscal year in excess of the Minimum Earnings for such fiscal year in such table by the Dollars of Difference in such table for such fiscal year to indicate the percentage of the Dollars of Difference for such fiscal year which has been attained, and (ii) multiplying each full 1% of the percentage thus computed by 60 to determine the number of Contingent Shares to be delivered to the Kem Stockholders for such fiscal year;

            (d) The maximum number of Contingent Shares that may be delivered to the Kem Stockholders for any fiscal year listed in the table shall be 6,000 shares, regardless of whether said maximum number has been delivered in all prior years;

            (e) For the fiscal year of the Surviving Corporation beginning March 28, 1976, and ending December 25, 1976, the Earnings of the Surviving Corporation on the basis of which the Contingent Shares to be delivered to the Kem Stockholders for such fiscal year are to be determined shall be statistically annualized by multipiying such Earnings by the number of days between December 27, 1975 and December 25, 1976, and dividing the result by the number of days between March 27, 1976 and December 25, 1976 (the "Annualized Earnings "). Such Annualized Earnings for such fiscal year shall then



                                      (2)
be compared with the Minimum Earnings set forth in the table for such fiscal year in order to determine the number of Contingent Shares to be delivered to the Kem Stockholders for such fiscal year;

            (f) The following table sets forth the Minimum Earnings, Maximum Earnings, and Dollars of Difference referred to in the preceding paragraphs hereof for each of the next five (5) fiscal years of the Surviving
Corporation:


                   Minimum         Maximum              Dollars
 Fiscal Year       Earnings        Earnings          of Difference
 -----------       --------        --------          -------------
 3/28/76 to
12/25/76          $1,164,450        $1,220,032         $ 55,582

12/26/76 to
12/31/77           1,222,672         1,342,035          119,363

 1/1/78 to
12/30/78           1,283,806         1,476,238          192,432

12/31/78 to
12/29/79           1,347,996         1,623,862          275,866

12/30/79 to
12/28/80           1,415,396         1,786,248          370,852



         2. Delivery of Contingent Shares. CNK shall deliver that number of Contingent Shares to which the Kem Stockholders are entitled with respect to each fiscal year within ninety (90) days after the end of each such fiscal year (unless there shall be a disagreement between the parties as to the determination of the Earnings of the Surviving Corporation for such fiscal year, in which case the Contingent Shares shall be delivered to the Kem Stockholders within ten (10) days after such Earnings have been finally determined as




                                      (3)
provided in Section 6 hereof), in proportion to the number outstanding shares of common stock of Kem owned by each Kem Stockholder on the Effective Date of the merger. Dividends on such Contingent Shares shall commence to accrue on January 1 of the year following the fiscal year for which such Contingent Shares are earned. Neither the right of each Kem Stockholder to receive Contingent Shares hereunder nor any interest therein shall be assignable except by will or operation of law; provided, however, that Contingent Shares to be delivered hereunder may be used to satisfy the obligations of Harold J. Gaines to indemnify Crompton against certain liabilities and losses as provided in an Indemnification Agreement (the "Indemnification Agreement") referred to in
Section 6.7 of the Agreement.

         3. Interest. The Kem Stockholders, Kem and CNK agree that some of the Contingent Shares issued to Kem Stockholders shall be in payment of interest at the rate of 6% per annum simple interest computed, for the number of months between the Closing and the delivery of the Contingent Shares in accordance with
Section 1.483-1 of the U.S. Treasury Regulations, on the fair market value of the total number of Contingent Shares issued to the Kem Stockholders. CNK shall deliver separate certificates for the portion of the Contingent Shares (to the nearest whole share) that constitutes interest.

         4. Determination of Earnings of Surviving Corporation. For purposes of this Exhibit, the Earnings of the Surviving Corporation



                                      (4)
for any fiscal year shall mean the after-tax net income of the Surviving Corporation specified in the Consolidated Financial Statements for such fiscal year referred to in Section 5 hereof determined on a consolidated basis of the Surviving Corporation and its subsidiaries in accordance with generally accepted accounting principles applied on a basis consistent with that used in determining the income of Kem prior to the Effective Date of the merger, with the following adjustments:

         (a) Federal, state and local income taxes shall be computed without giving effect to any tax loss carry-back or any investment credit carry-forward from any period prior to fiscal year 1976 or after fiscal year 1980;

         (b) The Federal income tax liability of the Surviving Corporation shall be taken into account only to the extent that such liability does not exceed the taxes that would be imposed upon the Surviving Corporation if it were an independent corporation filing a separate Federal income tax return;

         (c) Gains or losses of a non-recurring and extraordinary nature, including those resulting from any sale, exchange, or other disposition of any investment or fixed asset, shall be taken into account; provided, however, that any gain or loss resulting from the sale or other disposition of the so-called I-20 land owned by the Surviving Corporation or resulting from application of Statement of Financial Accounting Standards No. 8, Accounting for the Translation of Foreign Currency Transactions shall not be taken into account;

                                      (5)

         (d) Any liability, loss, damage, injury or costs and expenses related thereto for which Crompton or the Surviving Corporation is indemnified pursuant to the Indemnification Agreement shall not be charged against the Earnings of the Surviving Corporation, to the extent of the amount paid as indemnification thereof.

         (e) The rates and methods of computing depreciation and amortization in determining after-tax income shall conform to the rates and methcds applied in determining such income for the fiscal year 1975;

         (f) If Crompton shall make any loan or advance to, or invest any funds in, the Surviving Corporation, there shall be deducted from the pre-tax net income, in computing its after-tax net income for any fiscal year, an amount treated as interest expense, computed at a rate which is equal to 1.25 times the prime rate of interest charged by The Chase Manhattan Bank (National Association) of New York, New York from time to time on loans to substantial commercial borrowers (the "prime rate"); provided, however, that to the extent loans or advances by Crompton to the Surviving Corporation are of a long-term nature, Crompton shall be entitled to increase such rate to reflect the cost of long-term borrowings to Crompton, and in such event the Surviving Corporation may seek alternate financing at such lower rate as may be available to it when such financing is guaranteed by Crompton;

         (g) If the Surviving corporation shall, with the prior consent of both Crompton and Harold J. Gaines on behalf of the Kem

                                      (6)

Stockholders, pay any dividends to Crompton, or make any loans or advances to or investment in Crompton, there shall be added to pre-tax net income, in computing its after-tax net income for any fiscal year, an amount treated as interest income, computed at 1.25 times the prime rate as defined in paragraph (f) above; provided, however, that for any taxable year in which Crompton and the Surviving Corporation shall file a consolidated Federal income tax return, the provisions of this paragraph (g) shall not apply to any dividend distributed by the Surviving Corporation to Crompton if and to the extent the dividend shall not exceed the Surviving Corporation's income tax liability for such fiscal year computed as if the Surviving Corporation were an independent corporation filing a separate federal income tax return;

         {h) There shall be restored to the pre-tax net income of the Surviving Corporation, in computing its after-tax net income for any fiscal year for purposes of this Exhibit A, the amount of any charges made by Crompton to the Surviving Corporation for corporate administrative services or general corporate overhead in accordance with the usual practices and standards applied by Crompton to its operating divisions and subsidiaries and the amount of any other charges imposed upon Kem by Crompton which are not presently absorbed by Kem (unless consented to by the Kem Stockholders); and any such amount which is not charged against the Earnings of the Surviving Corporation but which is paid by the Surviving Corporation shall be treated as a dividend or advance for the purposes of paragraph (g) above.

                                      (7)

         (i) The amount of the fees of Peat, Marwick, Mitchell & Company for the audit of Kem as at March 27, 1976, shall not be deducted from the Earnings of the Surviving Corporation for purposes of this calculation.

         (j) If the Internal Revenue Service or any other taxing authority shall assess, and the Surviving Corporation shall pay, any additional income taxes during the fiscal years beginning March 28, 1976, and ending December 28, 1980, in excess of any provision for such taxes, then the payment of such additional taxes shall be deducted, first, from the Earnings of the Surviving Corporation in the year of payment to the extent that such Earnings exceed the Minimum Earnings for such fiscal year, and thereafter shall be deducted from the Earnings of the Surviving Corporation in each subsequent fiscal year to the extent that such Earnings exceed the Minimum Earnings for each subsequent fiscal year, it being the intention of the parties that as to the year of payment and each subsequent fiscal year the Minimum Earnings plus such additional taxes must be first earned before any Contingent Shares shall be delivered to the Kem Stockholders.

                                       (8)

         5. Consolidated Financial Statements. Crompton shall cause a nationally recognized firm of certified public accountants (who may be Crompton's regular accountants) ("Crompton's Accountants") to conduct an examination of the Surviving Corporation's Consolidated Finahcial Statements for the fiscal period March 28, 1976 to December 25, 1976, and the fiscal years 1977, 1978, 1979 and 1980, and to issue its opinion and audit report thereon on or before April 1 of the next succeeding year. Consolidated Financial Statements shall be certified by such firm as having been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the Consolidated Financial Statements of Kem for the fiscal years ended June 28, 1975 and June 29, 1974 and for the period ended March 27, 1976, furnished by Kem to Crompton and referred to in Section 2.4 of the Agreement, and as presenting fairly the results of the Surviving Corporation's operations for the respective periods to which it refers.

         6. Finality of Statements. The Consolidated Financial Statements shall be made with respect to the present business of the Surviving Corporation and its subsidiaries, as it may change and develop during the period ending December 28, 1980, as if the Surviving Corporation were a separate corporation, unless (with the consent of the Kem Stockholders) Crompton causes such business to

                                      (9)
be combined with its own business or assumed by any other subsidiary or affiliate of Crompton, in which case Crompton shall cause separate records to be maintained so that the determination of Earnings of the Surviving Corporation for each of the fiscal years during the period ending December 28, 1980 may be made on such basis. Each of the Consolidated Financial Statements shall be delivered by Crompton to the Kem Stockholders immediately after it is received by Crompton and shall become conclusive and binding upon all parties hereto for purposes hereof unless objected to in writing by the Kem Stockholders within thirty (30) days after it is received by them. Any such objection by the Kem Stockholders shall specify the items of disagreement, the reasons therefor, and shall designate a nationally recognized firm of certified public accountants (the "Stockholders' Accountants") to whom Crompton shall make available all working papers, data books and records, and other information prepared or used by Crompton's Accountants in certifying the Consolidated Financial Statements. The Stockholders' Accountants shall review the Consolidated Financial Statements and auditing procedures used by Crompton's Accountants in their preparation of such statements and shall render a report thereon within forty-five (45) days after such objection by the Kem Stockholders. With respect to each particular Consolidated Financial Statements, the Stockholders' Accountants shall deliver to the Kem Stockholders and Crompton a statement setting forth the

                                      (10)
matters with which they do not agree with the Crompton Accountants ("Disputed Matters") and the basis therefor. The Kem Stockholders and Crompton shall for a period of ten (10) days after receipt of such a statement endeavor to agree upon a settlement of the Disputed Matters. If the Kem Stockholders and Crompton fail to agree, the Disputed Matters shall be submitted for final determination by a third accounting firm jointly selected by Crompton's Accountants and the Stockholders' Accountants. The Consolidated Financial Statements shall thereupon be modified to the extent, if any, necessary to reflect any agreement between the Kem Stockholders and Crompton and any final determination made as to the Disputed Matters; and the Consolidated Financial Statements as so modified shall be thereafter conclusive and binding upon all parties hereto. The fees and expenses of the jointly selected accounting firm shall be shared equally by the Kem Stockholders and Crompton.

         7. Operation of Business of Surviving Corporation. Until December 28, 1980, the business of the Surviving Corporation and its subsidiaries shall continue to be operated in substantially the same manner as heretofore, and the present officers and Directors of Kem who are Kem Stockholders on the effective date of the merger shall continue to hold the same positions with the Surviving Corporation and shall have full discretion in the day-to-day operations of the Surviving Corporation; provided, however, that with respect to

                                      (11)
important policy matters affecting the Surviving Corporation other than in the ordinary course of its business, the actions of the officers and Directors of the Surviving Corporation shall be subject to the prior approval of the Board of Directors and executive officers of Crompton. Crompton covenants and agrees that, except with the prior approval of Harold J. Gaines, it will not take any action which would materially and adversely affect the Earnings of the Surviving Corporation during any fiscal years ending on or before December 28, 1980 or which would cause the business of the Surviving Corporation to be operated other than in substantially the same manner as prior to the Effective Date of merger. To insure the availability of adequate capital to the Surviving Corporation and at the same time assure the prudent investment of such capital, Crompton agrees that it will from time to time provide funds to the Surviving Corporation, to the extent Crompton is fiscally capable of doing so under its present and future loan arrangements, so long as the Surviving Corporation's return on total capital employed shall be not be less than Kem's return on total capital employed for the fiscal year ending June 28, 1975. For purposes of the preceding sentence, "return" shall mean the Earnings of the Surviving Corporation for any fiscal period (determined in accordance with Section 4 above) increased by tax effected total interest expense of the Surviving Corporation for such period, and "total capital employed" shall mean the sum of stockholders' equity, long-term debt (including

                                      (12)
current installments thereon), and short-term debt (debt in each case to include loans and advances from Crompton as well as from third parties).

         8. Adjustment of Contingent Shares in Certain Cases. If, subsequent to the Effective Date of the merger and prior to the date of delivery of all Contingent Shares to which the Kem Stockholders may be entitled hereunder, there shall have occurred one or more "Event" (as hereinafter defined), the number of Contingent Shares to be issued shall be equitably adjusted, and each reference in this Exhibit to a share of 4% Preferred Stock of Crompton shall mean the kind and amount of shares, securities, and other property (including cash, but excluding cash received in ordinary dividend distributions) which any person who was the holder of one share of 4% Preferred Stock of Crompton immediately prior to the occurrence of the Event would hold or would be entitled to receive, in the aggregate, upon the happening of such Event, in lieu of or in addition to such initial1y held share of 4% Preferred Stock of Crompton. As used herein, the term "Event" means any stock dividend, stock split, combination of shares, reclassification of shares, recapitalization, merger, consolidation, or other corporate reorganization to which Crompton is a party, or any other change in capital structure of Crompton. Each adjustment pursuant to the provisions hereof shall be computed by Crompton's Accountants, and as thus computed shall be binding upon the Kem Stockholders and upon Crompton.

                                      (13)